                                                      Registration No. 333-

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2006
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           ELBIT MEDICAL IMAGING LTD.
             (Exact name of registrant as specified in its charter)

            ISRAEL                                                 N/A
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

                  2001 INCENTIVE PLAN TO EMPLOYEES AND OFFICERS
                            (Full title of the plan)

                         CSC Corporation Service Company
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
                                 (302) 636-5450

 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:

                               Perry Wildes, Adv.
               Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
                               One Azrieli Center
                             Tel Aviv 67021, Israel

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                              Amount to       Proposed Maximum
 Title of Securities             be            Offering Price     Proposed Maximum Aggregate       Amount of
   to be Registered         Registered(1)       per Share (2)         Offering Price (2)        Registration Fee
-----------------------------------------------------------------------------------------------------------------

2001 Incentive Plan to         42,400             $15.005                   $636,212                 $68.07
Employees and Officers
=================================================================================================================

(1)    This registration statement covers 42,500 ordinary shares of Elbit
       Medical Imaging Ltd., par value 1.0 NIS per ordinary share, that may be issued in the future under the 2001 Incentive Plan to Employees and
       Officers. The Plan was amended to increase the number of ordinary shares subject to the Plan by 42,400 ordinary shares. This registration statement also includes securities that may be issuable by reason of stock splits, stock dividends or similar transactions, as provided by
       Rule 416 of the Securities Act of 1933, as amended.

(2)    Calculated pursuant to Rule 457(c) and (h). The Proposed Maximum Offering
       Price Per Share is $15.005, which represents the average of the high and low sales prices of the Ordinary Shares as quoted through the Nasdaq
       National Market on December 30, 2005.

================================================================================

                                EXPLANATORY NOTE

         This Registration Statement is filed pursuant to General Instruction E.
of Form S-8 by Elbit Medical Imaging Ltd., an Israeli company (the "Company"), in order to register 42,400 ordinary shares for issuance pursuant to the
Company's 2001 Incentive Plan to Employees and Officers, as amended in 2004 (the
"Plan"), which shares are in addition to those previously registered on a
Registration Statement on Form S-8 (File No. 333-117509), as filed with the
Securities and Exchange Commission on July 20, 2004 (the "2004 Registration
Statement"). The contents of the 2004 Registration Statement are hereby incorporated herein by reference.

         Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I under Form F-3 under the Securities Act and pursuant to
General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to an aggregate of 281,369 ordinary shares, which may constitute "control securities" and/or "restricted securities," issued under the Plan to the selling shareholders listed in the reoffer prospectus. The reoffer prospectus was originally filed in the 2004 Registration Statement, but in accordance with
General Instruction E. of Form S-8, a revised reoffer prospectus is being filed with this Form S-8.

                                        2

                               REOFFER PROSPECTUS

                     ---------------------------------------

                           ELBIT MEDICAL IMAGING LTD.
                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL

                     ---------------------------------------

                             281,369 ORDINARY SHARES

         This reoffer prospectus relates to the resale of up to 281,369 ordinary shares of the Company, par value NIS 1.0 per share, being offered by the selling shareholders listed on page 20.

         The prices at which a selling shareholder may sell his or her shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling Shareholders" and "Plan of Distribution"
in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus, other than the repayment of the loans (including any accrued interest) that we granted to the selling shareholder under the 2001
Incentive Plan to Employees and Officers.

         The ordinary shares covered by this prospectus were issued pursuant to the terms of the Plan to Prof. Josef Gross, Hodak, Greenberg Trustees Ltd., and
are currently held by UBank Trust Company Ltd., as trustees for the benefit of
16 offerees, including employees and officers of ours, and of our parents and subsidiaries companies. The employees received loans from us in order to pay the consideration for the shares, with the shares issued serving as collateral to secure repayment of the loans.

         Our ordinary shares trade on Nasdaq National Market, under the trading symbol "EMITF". On December 30, 2005, the last sale price of our ordinary shares was $14.78.

                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This reoffer prospectus may only be used where it is legal to sell these securities.
You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                 The date of this Prospectus is January 4, 2006

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION......................................................24

AVAILABLE  INFORMATION..................................................24

INCORPORATION BY REFERENCE..............................................24

                           FORWARD-LOOKING STATEMENTS

         Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about our business, industry and markets. These forward-looking statements can be identified by the use of forward-looking terminology such as "may", "will",
"expect", "anticipate", "estimate", "plan" or similar words. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contained in any forward-looking statement. We cannot promise that our expectations expressed in these forward-looking statements will turn out to be correct. The actual results of our company could be materially different from and worse than those expectations. Important risks and factors that could cause our actual results to be materially different from their expectations are set forth in "Risk Factors". You should not place undue reliance on such forward-looking statements, which speak only as of their dates.
We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
You should carefully consider the information set forth under the heading "Risk
Factors."

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment in Elbit Medical Imaging Ltd. The risks and uncertainties described below are not the only ones facing us and our subsidiaries, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

     THE MARKET PRICES OF OUR ORDINARY SHARES HAVE BEEN AND MAY CONTINUE TO BE
VOLATILE.

         The market price of our ordinary shares is subject to fluctuations. The following factors, among others, may significantly impact the market price of our ordinary shares:

o      factors that generally affect the market for stocks of companies engaged in the fields in which we operate;

o      political, economic or other developments affecting Israel and other countries;

o      economic and other external factors; and

o      quarter-to-quarter fluctuations in our financial results.

     WE HAVE SIGNIFICANT CAPITAL NEEDS AND ADDITIONAL FINANCING MAY NOT BE
AVAILABLE.

         The sectors in which we compete are capital intensive. We require substantial up-front expenditures for land acquisition, development and construction costs as well as certain investments in research and development.
In our businesses, following construction, capital expenditures are necessary to maintain our malls in good condition. Accordingly, we require substantial amounts of cash and construction financing from banks to run our businesses. We cannot be certain that such external financing would be available on favorable terms or on a timely basis or at all. In addition, construction loan agreements generally permit the draw down of the loan funds against the achievement of pre-determined construction and space leasing milestones. If we fail to achieve these milestones, the availability of the loan funds may be delayed, thereby causing a further delay in the construction schedule. If we are not successful in obtaining financing to fund our planned projects and other expenditures, our ability to undertake additional development projects may be limited and our future profits and results of operations could be materially adversely affected.

     OUR HIGH LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR
BUSINESSES.

         We are highly leveraged and have significant debt service obligations.
As of September 30, 2005, we, on a consolidated basis, had total debt to banks and other financial institutions in the amount of NIS 2.40 billion
(approximately $521.6 million). In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes. We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

         Our lenders require us to maintain and comply with certain financial and operational covenants. Our ability to comply with these covenants may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on us. In the event of any default under the loan agreements, the lenders thereunder could elect to declare all borrowings outstanding immediately due together with accrued and unpaid interest and other fees.
         As of September 30, 2005, our subsidiary Elscint Limited was not in compliance with certain covenants of certain long-term credit agreements, in which Elscint's share of the debt was NIS 259.0 million (approximately $56.3 million). The bank has informed Elscint in writing that it does not intend to demand repayment of loans in the amount of NIS 208.7 million prior to December
31, 2006 and of loans in the amount of NIS 50.2 million, prior to October 1,
2006. We cannot assure you that the banks will not call for immediate repayment of these debts, or that the banks will continue to extend the repayment schedule on these debts beyond November 2006 and January 2007, respectively. If Elscint fails to reach agreement with the banks in the future, this debt may become immediately repayable and we may be unable to make the necessary payments or obtain additional or replacement financing on favorable terms.

         As a result of our substantial indebtedness:

o      We could be more vulnerable to general adverse economic and industry conditions;

o      We may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

o      We will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

o      We may have limited flexibility in planning for, or reacting to, changes in our businesses and in our industries; and

o      We may have a competitive disadvantage relative to other companies in our business segments with less debt.

         We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. There is no guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness and any additional indebtedness we incur could exacerbate the risks described above.

     ONE OF OUR SHAREHOLDERS BENEFICIALLY OWNS A SUBSTANTIAL AMOUNT OF OUR
     ORDINARY SHARES AND THEREFORE, EFFECTIVELY CONTROLS OUR AFFAIRS.

         As of January 1, 2006, Europe-Israel (M.M.S.) Ltd. beneficially owned an aggregate of approximately 46.79% of the voting rights in our company and, therefore, has the ability, in effect, to elect the members of our board of directors. In addition, Mr. Mordechay Zisser, the Executive Chairman of our
board of directors who is also the President and Chairman of the Board of
Directors of Europe-Israel, our controlling shareholder, and of Control Centers
Ltd., a privately held company, which is the parent company of Europe-Israel, holds directly 1.38% of

the issued and outstanding shares of our company and approximately 1.40% of the voting rights in our company.

     WE ARE SUBJECT TO VARIOUS RISKS RELATED TO OUR OPERATIONS IN EASTERN
     EUROPE, INCLUDING ECONOMIC AND POLITICAL INSTABILITY, POLITICAL AND
     CRIMINAL CORRUPTION AND THE LACK OF EXPERIENCE AND UNPREDICTABILITY OF THE
     CIVIL JUSTICE SYSTEM.

         Many of the Eastern European countries in which we operate are countries that until the last decade were allied with the former Soviet Union under a communist economic system, and they are still subject to various risks.
For example, Romania, which is still economically and politically unstable, suffers from rapid devaluation of the Romanian Lei (local currency) against the
U.S. dollar, political and criminal corruption and lack of experience and unpredictability of the civil justice system. Romania also continues to suffer from high unemployment, low wages and low literacy rates. These risks could be harmful to us and are very difficult to quantify or predict. Although many governments of the European countries have liberalized policies on international trade, foreign ownership and development, investment and currency repatriation to increase both international trade and investment, such policies might change unexpectedly. We will be affected by the rules and regulations regarding foreign ownership of real and personal property. Such rules may change quickly and dramatically and thus may have an adverse impact on ownership and may result in a loss without recourse of our property or assets. Domestic and international laws and regulations, whether existing today or in the future, could adversely affect our ability to market and sell our products and could impair our profitability.

     SECURITY AND ECONOMIC CONDITIONS IN ISRAEL MAY AFFECT OUR AND OUR
     SUBSIDIARIES' OPERATIONS.

         We and many of our subsidiaries are incorporated under Israeli law and our principal offices are located in Israel. Political, economic and security conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, various armed conflicts have taken place between
Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Israel signed a peace treaty with Egypt in 1979 and a peace treaty with Jordan in 1994. As of the date of this prospectus, Israel has not entered into any peace agreement with Syria or Lebanon. Since 1993, several agreements have been signed between
Israel and the Palestinians, but a final agreement has not been achieved. Since
October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, characterized by terrorist attacks on civilian targets, suicide bombings and military incursions into areas under the control of the
Palestinian Authority. These developments have adversely affected the peace process, placed the Israeli economy under significant stress, and have negatively influenced Israel's relationship with several Arab countries. On June
6, 2004, the Government of Israel approved a disengagement plan, stating that it is Israel's intention to relocate all Israeli settlements in the Gaza Strip and four settlements in the West Bank by the end of 2005. In August 2005, Israel
evacuated all Israeli settlements in the Gaza Strip and four settlements in the
West Bank. The implications of this action cannot at this time be foreseen.

         In addition, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

     MANY OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE OBLIGATED TO PERFORM
     ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL
     IMPACT OF THESE OBLIGATIONS ON THEIR BUSINESSES.

         Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 40 are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. The deteriorating security situation in the Middle East has caused, and will continue to cause, a sharp increase in the army reserve obligations of those of our directors, officers and employees who are subject to such reserve duty obligations.
Although we have operated effectively under these requirements in the past, including during recent hostilities with the Palestinians and the war in Iraq, we cannot assess the full impact of these requirements on their respective workforce or business if conditions should change, and we cannot predict the effect of any increase or reduction of these requirements on us.

     IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US AND OUR OFFICERS
     AND DIRECTORS OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL OR SERVE
     PROCESS ON US AND SUBSTANTIALLY ALL OF OUR OFFICERS AND DIRECTORS.

         All of our executive officers and directors are non-residents of the
United States, and the majority of our assets and the assets of our executive officers and directors are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S.
court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Israeli court against any of those persons or to affect service of process upon our executive officers and directors in the United
States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

         Israeli courts may enforce a non-appealable judgment from U.S. courts for liquidated damages in civil matters, obtained after due process before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which recognizes and enforces similar
Israeli judgments, provided that:

(i)    adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

(ii)   such judgment and the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel;

(iii)  such judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

(iv)   an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

(v)    the judgment is no longer subject to a right of appeal.

         Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. The usual practice in Israel in an action to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in effect on the date thereof. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange of such foreign currency on the date of payment or in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency will ordinarily be linked to the Israeli Consumer Price Index plus interest at the annual rate (set by Israeli regulations) prevailing at such time. Judgment creditors must bear the risk of unfavorable exchange rates.

     IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY FOR U.S.
     FEDERAL INCOME TAX PURPOSES, OUR U.S. SHAREHOLDERS MAY SUFFER ADVERSE TAX
     CONSEQUENCES.

         Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we will be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A determination that we are a PFIC could cause our U.S. shareholders to suffer adverse tax consequences, including having gains realized on the sale of our shares taxed at ordinary income rates, rather than the capital gains rate, and could have an adverse effect on the price and marketability of our shares.

     PENDING LITIGATION COULD HARM OUR BUSINESSES.

         Certain legal proceedings have been initiated against us and our subsidiaries, including litigation in connection with the change of control of our company in May 1999 and the acquisition of Elscint's hotel businesses in
September 1999, and motions to certify such claims as class actions pending. We can not estimate the results of these proceedings. A determination against us in some or all of these proceedings may materially adversely affect our operating results.

     OUR RESULTS OF OPERATIONS FLUCTUATE DUE TO THE SEASONALITY OF OUR BUSINESS
     AND OTHER FACTORS.

         Our revenues and results of operations of our hotels and leisure and commercial and entertainment mall businesses, and in our apparel business, our inventory levels, fluctuate on a seasonal basis. We are subject to (i) general business activity fluctuations that result in traffic changes in our hotels, commercial centers and stores, (ii) vacation and holiday seasons (such as summer, Christmas and Easter) and (iii) the influence of weather conditions.
These factors may especially affect our revenues and results of operations in the first and third quarters. We experience major seasonal fluctuations in our net sales and operating income in our apparel business , with a significant portion of our revenue typically realized during sales discount seasons (in
December- January with respect to the winter season and June- July with respect to the summer season). Any decrease in sales or margins during this period could have a disproportionate effect on our financial condition and results of operations.

         In the commercial and entertainment mall business, a weak holiday shopping season would adversely affect our profitability. The annual revenues and earnings of the entities that have leased or will lease space in our malls, as well as of prospective lessees, are substantially dependent upon the amount of traffic in our malls during the holiday shopping periods, which may affect their ability to satisfy their rental obligations. As a result, changes in the level of traffic in our malls during this period may have a disproportionate effect on the annual results of operations of the entities that lease space in our malls. This may give rise to tenants going out of business, defaulting on their lease agreements or otherwise being unable to fulfill their obligations towards us, which may have a material adverse effect on our business. In addition, general economic recession in Israel, as well as the deteriorating security situation in the Middle East and terrorist attacks on civilian targets in Israel could cause a slowdown in customer traffic and consumer purchasing patterns.

         Seasonal fluctuations also affect inventory levels in our apparel business, since we usually order merchandise in advance before new fashion trends are confirmed by customer purchases. If we are not successful in selling inventory during the regular season, we may have to sell the inventory at significantly reduced prices or we may not be able to sell the inventory at all.

     OUR PROPERTIES MAY NOT NECESSARILY BE DISPOSED OF QUICKLY OR WHEN SUCH
     DISPOSITION IS REQUIRED OR ADVANTAGEOUS.

         It is generally difficult to quickly sell real estate investments. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be limited by circumstances over which we exercise no control. We cannot be certain that we will be able to sell a properties when we find such disposition advantageous or necessary or that the sale price of a disposition will be equal to or higher than the amount of our original investment.

     COMPLYING WITH EXISTING AND FUTURE ENVIRONMENTAL LAWS, ORDINANCES AND
     REGULATIONS MAY INVOLVE MATERIAL COSTS.

         Our operating costs may be affected by the obligation to pay for the cost of complying with existing or newly promulgated environmental laws, ordinances and regulations. If any future environmental laws are adopted in any country in which we operate, we may at various times be required to pay amounts to comply with these laws, which amounts are not capable of assessment at this time but which may be significant. Under environmental laws in effect in jurisdictions in which we operate, a current owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in the property, even if they relate to periods prior to our ownership. These laws often impose liability whether or not the owner knew of, or was responsible for, the presence of hazardous or toxic substances.
Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures or affect operations. In connection with operating, we potentially may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our business and results of operations.

RISKS RELATING TO OUR COMMERCIAL AND ENTERTAINMENT MALLS BUSINESS

     WE ARE DEPENDENT ON ENGAGING THIRD PARTIES TO ENTER INTO LEASE AGREEMENTS,
     AND ON OBTAINING AND RETAINING ATTRACTIVE, HIGH CUSTOMER TRAFFIC LOCATIONS.

         We are dependent on its ability to engage third parties to enter into new leases and renew existing leases on favorable terms. We may find it more difficult to engage third parties to enter into leases during periods when market rents are increasing, or when general consumer activity is

                                       10

decreasing. If a significant portion of our existing leases were to expire during such a period, we may experience a decline in rental income. We seek agreements in principle with anchor tenants (such as the operators of movie theaters, supermarkets, department stores, electrical appliances stores and video and gaming arcades), either generally or on a property-by property basis, prior to entering into a formal lease. The termination of a lease by any anchor tenant may adversely affect the relevant specific mall. The failure of an anchor tenant to abide by these agreements may cause delays, or result in a decline in rental income (temporary or long term), the effect of which we may not be able to offset due to difficulties in finding a suitable replacement tenant.

     SUITABLE LOCATIONS ARE CRITICAL TO THE SUCCESS OF A COMMERCIAL AND
     ENTERTAINMENT MALL.

         The choice of suitable locations for the development of commercial and entertainment mall projects is an important factor in the success of the individual projects. Ideally, these sites should be located:

o      within the city center, with well-developed transportation infrastructures (road and rail) in close proximity to facilitate customer access; and

o      within local areas with sufficient population to support the malls. We cannot be certain that it will be able to find sites in the target cities which meet these criteria, either at all or at viable prices.

     COMPETITION IS INCREASING RAPIDLY IN EASTERN EUROPE.

          The retail and entertainment industry in Eastern Europe is rapidly becoming more competitive, with a number of developers (particularly from
Germany and France) becoming active in our target areas. Developers compete not only for patrons, but also for desirable properties, financing, raw materials, qualified contractors, experienced system consultants, expert marketing agents and skilled labor. The public bidding process (the process through which we often acquires new properties) is subject to intense competition and some of our competitors have longer operating histories and greater resources than it does, all of which may limit our ability to obtain such projects. There can be no assurance that we will be successful in winning projects that we bid for or which are awarded pursuant to fixed price tenders or that we will otherwise continue to be successful in competing in Eastern Europe.

     DELAYS IN THE COMPLETION OF CONSTRUCTION PROJECTS COULD AFFECT OUR SUCCESS.

         An important element in the success of our commercial and entertainment mall projects is the short construction time (generally 8 to 12 months from the receipt of building permits, depending on the size of the project), and our ability to open the malls ahead of competition, particularly in cities which do not have commercial and entertainment malls of the type constructed by us.

         This makes us subject to a number of risks relating to these activities, including:

o      delays in obtaining zoning and other approvals;
o      the unavailability of materials and labor;
o      the abilities of sub-contractors to complete work competently and on schedule;
o      the surface and subsurface condition of the land underlying the project;
o      environmental uncertainties;

                                       11

o      extraordinary circumstances or acts of god; and
o      ordinary risks of construction that may hinder or delay the successful completion of a particular project.

         In addition, under our development contracts with local municipalities, we have deadlines for most of our projects (subject to limited exceptions). If construction of a project does not proceed in accordance with our schedule, we may in some instances be required to pay penalties to the vendor (usually local municipalities) based on the extent and time of the delay and in isolated instances to forfeit rights in the land. The failure to complete a particular project on schedule or on budget may have a material adverse effect on our business prospects, results of operations or financial condition.

RISK RELATING TO OUR HOTELS AND LEISURE BUSINESS

     THE HOTELS AND LEISURE INDUSTRY MAY BE AFFECTED BY ECONOMIC CONDITIONS,
     OVERSUPPLY, TRAVEL PATTERNS, WEATHER AND OTHER CONDITIONS BEYOND OUR
     CONTROL WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

         The hotels and leisure industry may be adversely affected by changes in national or local economic conditions and other local market conditions. Our hotels generally, and in particular, in London, Amsterdam and Budapest may be subject to the risk of oversupply of hotel rooms. We are subject to various risks related to our operations in Eastern Europe, including economic and political instability, political and criminal corruption and the lack of experience and unpredictability of the civil justice system. Other general risks that may affect our hotels and leisure business are changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, workers' union activities, increases in land acquisition prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other current operating expenses. Unforeseen events, such as terrorist attacks, outbreaks of epidemics and economic recessions have had and may continue to have an adverse effect on local and international travel patterns and, as a result, on occupancy rates and prices in our hotels. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies and difficulties in securing financing for the development of hotels, could have a material adverse effect on our business, our results of operations, our ability to develop new projects and the attainment of our strategic goals.

     COMPETITION IN THE HOTELS AND LEISURE INDUSTRY COULD HAVE A MATERIAL
     ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

         The hotels and leisure business is highly competitive. This is particularly the case in those areas where there is an over-supply of rooms, such as in London, Amsterdam and Budapest. Competitive factors within the industry include:

o      convenience of location and accessibility to business centers;

o      room rates;

o      quality of accommodations;

o      name recognition;

o      quality and nature of service and guest facilities provided;

o      reputation;

                                       12

o      convenience and ease of reservation systems; and

o      the supply and availability of alternative lodging.

         We operate, and intend to develop or acquire, most of our hotels in geographic locations where other hotels are or may be located. We expect to compete for guests and development sites with national chains, large franchisees and independent operators. Many of these competitors have greater financial resources and better brand name recognition than we do, and may have more established relationships with prospective franchisers, representatives in the construction industry and other parties engaged in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on our occupancy and rates and, therefore, revenues of our hotels. We believe that competition within the lodging market may increase in the foreseeable future. We cannot be sure that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which we currently or may subsequently compete, thereby materially adversely affecting our business and results of operations.

     ACQUIRING, DEVELOPING AND RENOVATING HOTELS INVOLVES SUBSTANTIAL RISKS, AND
     WE CANNOT BE CERTAIN OF THE SUCCESS OF ANY FUTURE PROJECTS.

         Part of our strategy is to develop new hotels and to acquire and redevelop old or under-performing hotels. Acquiring, developing and renovating hotels involves substantial risks, including:

o      costs exceeding our budget or amounts agreed to with contractors, because of several factors, including delays in completion of construction;

o      competition for acquisition of suitable development sites from our competitors, who may have greater financial resources;

o      the failure to obtain zoning and construction permits;

o      unavailability of financing on favorable terms, if at all;

o      the failure of our hotels to earn profits sufficient to service debt incurred in construction or renovation, or at all;

o      the failure to comply with labor and workers' union legal requirements;

o      relationships with and quality and timely performance by contractors; and

o      compliance with changes in governmental rules, regulations, planning and interpretations.

         As of December 31, 2005 we were involved in the following construction projects: (i) the Bucuresti Hotel in Bucharest, Romania closed its operations as we intend to commence the renovation and the refurbishment of the facility as soon as we complete the financing for this project which is expected to occur in the beginning of 2006; and (ii) we are planning the construction of the Ballet
Institute Building in Budapest, Hungary to commence during late 2005. We cannot be certain that present or future development or renovation will be successful.
For successful growth, we must be able to develop or acquire hotels on attractive terms and integrate the new or acquired hotels into our existing operations. For acquired hotels we must consolidate management, operations, systems, personnel and procedures, which may not be immediately possible due to collective labor agreements or other legal or operational obstacles. Any substantial delays or unexpected costs in this integration process could materially affect our

                                       13

business, financial condition or results of operations. We cannot be certain that our newly acquired hotels will perform as we expect or that we will be able to realize projected cost savings.

     WE DEPEND ON PARTNERS IN OUR JOINT VENTURES AND COLLABORATIVE ARRANGEMENTS.

         We own interests in six (6) operational hotels and are developing one additional hotel (not including the Bucuresti Hotel and the Centreville
Apartment hotel in Bucharest), in partnership with other entities. We may in the future enter into joint ventures or other collaborative arrangements. Our investments in these joint ventures may, under certain circumstances, be subject to (i) the risk that one of our partners may become bankrupt or insolvent which may cause us to be unable to fulfill our financial obligations, may trigger a default under our bank financing agreements or, in the event of a liquidation, may prevent us from managing or administering our business, (ii) the risk that one of our partners may have economic or other interests or goals that are inconsistent with our interests and goals, and that such partner may be in a position to veto actions which may be in our best interests, and (iii) the possibility that disputes may arise regarding the continued operational requirements of jointly owned hotels.

     WE  RELY ON MANAGEMENT AGREEMENTS WITH PARK PLAZA WHICH MAY NOT PROVIDE THE
     INTENDED BENEFITS, AND MAY BE TERMINATED.

         All of the operating hotels in which we have an interest (other than the Centreville Apartment hotel in Bucharest) are either directly or indirectly operated under management agreements with Park Plaza Hotels Europe Ltd. ("Park
Plaza"). Park Plaza is the franchisee for certain territories under territorial license and franchise agreements with Park Inn International Worldwide Hotel
Group, which entitles Park Plaza to use the "Park Plaza" tradename. Any significant decline in the reputation of Park Plaza or in its ability to ensure the performance of our hotels at anticipated levels could adversely affect our results of operations. If for any reason Park Plaza loses its principal franchise, we will automatically lose our ability to use the Park Plaza name and other benefits, in which case we may suffer in the areas of brand name recognition, marketing, and centralized reservations systems provided by Park
Plaza, which, in turn, could materially affect our operations. If our agreement with Park Plaza is terminated, we would not be certain that we would be able to obtain alternative management services of the same standard on similar or better terms.

     THE VALUE OF OUR INVESTMENT IN OUR HOTEL PROPERTIES IS SUBJECT TO VARIOUS
     RISKS RELATED TO OWNERSHIP AND OPERATION OF REAL PROPERTY.

         Our investment in the hotel properties is subject to varying degrees of risk related to the ownership and operation of real property. The intrinsic value of our hotels and income from the hotels may be materially adversely affected by:

     o   changes in global and national economic conditions, including global or national recession;

     o   a general or local slowdown in the real property market which would make it difficult to sell a property;

     o   political events that may have a material adverse effect on the hotel industry;

     o   competition from other lodging facilities, and over-supply of hotel rooms in a specific location;

                                       14

     o   material changes in operating expenses, including real property tax systems or rates;

     o   changes in the availability, cost and terms of financing;

     o   the effect of present or future environmental laws;

     o   the ongoing need for capital improvements and refurbishments; and

     o   material changes in governmental rules and policies.

     THE FAILURE TO COMPLY WITH GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR
     BUSINESS AND RESULTS OF OPERATIONS.

         The hotel industry is subject to numerous national and local government regulations, including those relating to building and zoning requirements and fire safety control. In addition, we are subject to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements, and in some localities to collective labor agreements. A determination that we are not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing our hotels into compliance with the regulations. In addition, our ability to dismiss unneeded staff may be hampered by local labor laws and courts which traditionally favor employees in disputes with former employers, particularly in countries with strong socialist histories such as Romania.

RISKS RELATING TO OUR BIOTECHNOLOGY INVESTMENT

     START-UP OPERATIONS MAY BE HIGH RISK VENTURES.

         Investments in biotechnology development stage companies involve high risks. These companies are subject to various risks generally encountered by new enterprises, including costly, delayed or protracted research and development programs, the need for acceptance of their products in the market place, and the need for additional financing which might not be available. We cannot be certain that the assessments we made at the time of investment in Gamida Cell Ltd., or
Gamida, as to the quality of the concept or the proto-type, will prove correct, or that there will be an adequate return on investment, if at all.

RISKS RELATING TO OUR APPAREL BUSINESS

     OUR MANGO BUSINESS IS DEPENDENT ON A SINGLE FRANCHISE AND SUPPLIER WHICH
     COULD CAUSE DELAYS OR DISRUPTIONS IN THE DELIVERY OF OUR MANGO PRODUCTS,
     WHICH COULD HARM OUR BUSINESS  AND RESULTS OF OPERATIONS.

         Mango Israel Clothing and Footwear Ltd., or Mango, an apparel company which we acquired in May 2005, depends on its franchise with and supply of products from Punto Fa, S.L., the contemporary women's apparel company, with its international brand name MANGO-MNG(TM), which we refer to collectively as Mango
International. If Mango International ends its relationship with Mango or enters into liquidation, Mango's business in Israel will be terminated. In addition,
Mango relies on the supply of its products from Mango International and may face a shortage of inventory if there is a worldwide excess demand for Mango
International's products. If either of these events occur, they may have a material adverse effect on our results of operations.

                                       15

     MANGO MAY BE UNABLE TO COMPETE FAVORABLY IN THE HIGHLY COMPETITIVE WOMEN'S
     APPAREL INDUSTRY, AND MANGO'S COMPETITORS MAY HAVE GREATER FINANCIAL,
     GEOGRAPHIC AND OTHER RESOURCES.

         The sale of fashionable women's apparel is highly competitive. Mango competes directly with a number of Israeli and International brands (such as
Zara, Castro, Honigman, Renuar and Dan Casidi) some of which have longer operating histories and enjoy greater financial and marketing resources than
Mango, including the ability to obtain better geographic locations for their stores in commercial centers, with better traffic flow and access to customers, which has a positive impact on sales.

         Increased competition could result in pricing pressure, increased marketing expenditures or loss of market share and adversely affect Mango's revenues and profitability. There can be no assurance that Mango will be able to compete successfully against existing or new competitors.

RISKS RELATING TO OUR IMAGE GUIDED TREATMENT BUSINESS

     INSIGHTEC IS CURRENTLY DEPENDENT ON SALES OF THE EXABLATE 2000 FOR THE
     TREATMENT OF UTERINE FIBROIDS FOR VIRTUALLY ALL OF ITS REVENUE.

         The ExAblate 2000 is in an early stage of commercialization. Our subsidiary InSightec Image Guided Treatment Ltd. received approval of the United
States Food and Drug Administration (FDA) in October 2004 to market the ExAblate
2000 in the United States only for the treatment of uterine fibroids. InSightec expects sales of the ExAblate 2000 for this application to account for virtually all of its revenues for the foreseeable future, depending upon regulatory approval of additional applications for the ExAblate 2000. As a result, factors adversely affecting InSightec's ability to sell, or pricing of or demand for,
InSightec's product for this application would have a material adverse effect on its financial condition and results of operations.

     IF THE EXABLATE 2000 DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE FOR THE
     TREATMENT OF UTERINE FIBROIDS, INSIGHTEC WILL NOT BE ABLE TO GENERATE
     SUFFICIENT SALES TO SUPPORT INSIGHTEC'S BUSINESS.

         InSightec must achieve broad market acceptance of the ExAblate 2000 for the treatment of uterine fibroids among physicians, patients and third party payors in order to generate a sufficient amount of sales to support InSightec's business. Physicians will not recommend the use of the ExAblate 2000 unless
InSightec can demonstrate that it produces results comparable or superior to existing treatments for uterine fibroids. If long-term patient studies do not support InSightec's existing clinical results, or if they indicate that the use of the ExAblate 2000 has negative side effects on patients, physicians may not adopt or continue to use the ExAblate 2000. Even if InSightec demonstrates the effectiveness of the ExAblate 2000, physicians may still not use the system for a number of other reasons. Physicians may continue to recommend traditional uterine fibroid treatment options simply because those methods are already widely accepted and are based on established technologies. Patients may also be reluctant to undergo new, less established treatments for uterine fibroids. If, due to any of these factors, the ExAblate 2000 does not receive broad market acceptance among physicians or patients, InSightec will not generate significant sales. In this event, InSightec's business, financial condition and results of operations would be seriously harmed, and its ability to develop additional treatment applications for the ExAblate 2000 would be adversely affected.

                                       16

     IF PHYSICIANS, HOSPITALS AND OTHER HEALTHCARE PROVIDERS ARE UNABLE TO
     OBTAIN COVERAGE AND SUFFICIENT REIMBURSEMENT FROM THIRD PARTY HEALTHCARE
     PAYORS FOR TREATMENT PROCEDURES USING THE EXABLATE 2000, INSIGHTEC MAY BE
     UNABLE TO GENERATE SUFFICIENT SALES TO SUPPORT ITS BUSINESS.

         Demand for the ExAblate 2000 is likely to depend substantially on the extent to which sufficient reimbursement for treatment procedures using
InSightec's system will be available from third party payors such as private health insurance plans and health maintenance organizations and, to a lesser degree, government payor programs such as Medicare and Medicaid. InSightec believes that third party payors will not provide reimbursement on a national basis for treatments using the ExAblate 2000 unless InSightec can generate a sufficient amount of data through long-term patient studies to demonstrate that such treatments produce favorable results in a cost-effective manner relative to other treatments. Furthermore, InSightec could be adversely affected by changes in reimbursement policies of private healthcare or governmental payors to the extent any such changes affect reimbursement for treatment procedures using the
ExAblate 2000. If physicians, hospitals and other healthcare providers are unable to obtain sufficient coverage and reimbursement from third-party payors for treatment procedures using the ExAblate 2000, InSightec may be unable to generate sufficient sales to support InSightec's business.

         InSightec's success in non-U.S. markets also depends on treatment procedures using the ExAblate 2000 being eligible for reimbursement through government-sponsored healthcare payment systems, private third-party payors and labor unions. Reimbursement practices vary significantly from country to country and within some countries, by region. Many non-U.S. markets have government-managed healthcare systems that control reimbursement for new products and procedures. Other non-U.S. markets have private insurance systems, labor union-sponsored programs and government-managed systems that control reimbursement for new products and procedures. To date, one-third party payor, a health maintenance organization in Israel, has approved reimbursement coverage for treatments using the ExAblate 2000. InSightec cannot assure that coverage will be approved by additional payors in other markets in a timely manner, if at all. In the event that InSightec is unable to timely obtain acceptable levels of reimbursement coverage in its targeted markets outside of the United States,
InSightec's ability to generate sales may be adversely affected.

     INSIGHTEC'S FUTURE GROWTH SUBSTANTIALLY DEPENDS ON ITS ABILITY TO DEVELOP
     AND OBTAIN REGULATORY CLEARANCE FOR ADDITIONAL TREATMENT APPLICATIONS FOR
     THE EXABLATE 2000.

         Currently, InSightec has received regulatory approvals to market the
ExAblate 2000 in the United States, Israel, Russia and the European Union
Economic Area, or EEA, which is comprised of the member nations of the European
Union and certain additional European nations, solely for the treatment of uterine fibroids. InSightec's objective is to expand the use of the ExAblate
2000 by developing and introducing new treatment applications. InSightec is currently in various stages of product development and clinical studies for a number of new treatment applications for the ExAblate 2000. InSightec will be required to obtain FDA approval in the United States and other regulatory approvals outside of the United States before marketing the ExAblate 2000 for these additional treatment applications. Furthermore, InSightec cannot guarantee that its product development activities for any of these new applications will be successful. In addition, assuming product development is successful, the regulatory processes

                                       17

can be lengthy, lasting many years in some cases, and expensive. InSightec cannot assure that FDA approval or other regulatory approvals will be granted.

         In order to obtain FDA clearance and other regulatory approvals, and to obtain reimbursement coverage for use of the ExAblate 2000 treatment for additional applications, InSightec is required to conduct clinical studies to demonstrate the therapeutic benefits and cost-effectiveness of these new treatment applications and products. Clinical trials are expensive and may take several years to complete. If future clinical trials indicate that the ExAblate
2000 is not as beneficial or cost-effective as existing treatment methods, or that such products cause unexpected complications or other unforeseen adverse events, InSightec may not obtain regulatory clearance to market and sell the
ExAblate 2000 for these additional treatment applications or obtain reimbursement coverage, and InSightec's long-term growth would be seriously harmed.

     THE EXABLATE 2000 IS COMPATIBLE ONLY WITH CERTAIN OF GE HEALTHCARE'S
     MAGNETIC RESONANCE IMAGING (MRI) SYSTEMS, WHICH MAY LIMIT INSIGHTEC'S
     POTENTIAL MARKET.

         The ExAblate 2000 is compatible only with certain magnetic resonance imaging, or MRI, systems sold by GE Healthcare, a division of the General
Electric Company, or GE. A significant portion of the MRI systems in use in the
United States and elsewhere are not GE MRI systems.

         InSightec has no current plans to develop a system that would be compatible with MRI systems manufactured by companies other than GE. InSightec is, therefore, limited in its target market to potential customers who already own or otherwise have access to a compatible GE MRI system, or are willing to purchase such a system in order to use the ExAblate 2000. In addition, in the event that GE is unable to effectively market its MRI systems, InSightec's ability to generate additional sales of the ExAblate 2000 may be adversely affected.

                              CORPORATE INFORMATION

         Our principal executive offices are located at 13 Mozes Street,
Tel-Aviv 67442, Israel and our telephone number is (972-3)- 608-6010 and our fax number is (972-3) 695-3080.

                                   THE COMPANY

         Elbit Medical Imaging Ltd. was incorporated in Israel in 1996.  Our activities are divided into three principal fields:

    o    ownership, operation, management, acquisition, expansion and development, through a wholly-owned subsidiary of commercial and entertainment malls in Europe, primarily in Eastern and Central Europe;

    o    the activities of our subsidiary, Elscint, divided into five principal fields: (i) ownership and operation of hotels in Europe and elsewhere and construction of hotel projects through wholly owned and jointly controlled subsidiary companies; (ii) leasing of a real estate asset;
         (iii) the ownership, operation and development of a commercial and entertainment center in Israel; (iv) an investment in Gamida Cell Ltd., a biotechnology company that engages in the expansion of hematopoietic
         (blood) stem cell therapeutics in clinical development for cancer and autoimmune diseases, as well as future regenerative cell-based medicines

                                       18

         including cardiac and pancreatic repair; and (v) the ownership and operation of an apparel company, Mango Israel Clothing & Footwear Ltd.;
         and

    o    research and development in the image guided focused ultrasound activities through our subsidiary, InSightec Image Guided Treatment
         Ltd.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders to others, other than the repayment of the loans
(including any accrued interest), that we granted to the selling shareholders under the 2001 Incentive Plan to Employees and Officers. All sales proceeds from such sale will be received by the selling shareholders after the deduction of such outstanding loans.

                                       19

                              SELLING SHAREHOLDERS

         The ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired the ordinary shares pursuant to the Plan.

         The table below sets forth with respect to the selling shareholders based upon information available to us as of January 3, 2005, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus, and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of the selling shareholder upon completion of the offering to which this reoffer prospectus relates. The selling shareholders may offer the ordinary shares for sale from time to time. See "Plan of Distribution."

         Unless otherwise described below, to our knowledge, no selling shareholder, who is an affiliate, nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

----------------------------------------------------------------------------------------------------------------------
                                                                                       NUMBER OF      PERCENTAGE OF
       NAME AND                                ORDINARY SHARES    ORDINARY SHARES      ORDINARY        OUTSTANDING
      ADDRESS OF                                 BENEFICIALLY     COVERED BY THIS    SHARES OWNED     SHARES OWNED
        SELLING             POSITION WITH      OWNED BEFORE THE       REOFFER         AFTER THE         AFTER THE
      SHAREHOLDER            THE COMPANY          OFFERING(1)         PROSPECTUS        OFFERING       OFFERING(2)
----------------------------------------------------------------------------------------------------------------------

Joshua Shuki Forer             Director             10,000             10,000             0                 0
10 Hapashos St.
Rehovot, Israel
----------------------------------------------------------------------------------------------------------------------
Avraham Furer              Former Director          6,344              6,344              0                 0
15 Rambam St.
Bnei-Brak, Israel
----------------------------------------------------------------------------------------------------------------------
Avraham Shitrit                Employee             2,001              2,001              0                 0
13 Mozes St., Tel-Aviv,
Israel
----------------------------------------------------------------------------------------------------------------------
Marc Lavine                General Counsel,         43,632             43,632             0                 0
13 Mozes St., Tel-Aviv,       Corporate
Israel                        Secretary
----------------------------------------------------------------------------------------------------------------------
Shimon Yitzhaki            President, CFO,          87,265             87,265             0                 0
13 Mozes St., Tel-Aviv,        Director
Israel
----------------------------------------------------------------------------------------------------------------------

                                       20

----------------------------------------------------------------------------------------------------------------------

Rachel Lavine              Director, CEO of         70,939             70,939             0                 0
13 Mozes St., Tel-Aviv,        Company
Israel                       subsidiaries
----------------------------------------------------------------------------------------------------------------------
Moshe Meni                 Former Director          13,089             13,089             0                 0
18 Elisha Rodin
Givaataim, Israel
----------------------------------------------------------------------------------------------------------------------
Luc Ronsmans                Employee of a           20,180             20,180             0                 0
Sterrebeeksesteen- weg    subsidiary of the
50                             company
3070-Kortenberg
Belgie
----------------------------------------------------------------------------------------------------------------------
Uri Levin                  Chief Financial           290                290               0                 0
13 Mozes St., Tel-Aviv,       Officer of
Israel                       Elscint Ltd.
----------------------------------------------------------------------------------------------------------------------
Shoshana Edasis                                     5,158              5,158              0                 0
13 Mozes St., Tel-Aviv,        Employee
Israel
----------------------------------------------------------------------------------------------------------------------
Shmuel Ambar                   Employee             8,726              8,726              0                 0
13 Mozes St., Tel-Aviv,
Israel
----------------------------------------------------------------------------------------------------------------------
Sara Elenberg              Former Employee          1,745              1,745              0                 0
21 Mani St. Tel-Aviv,
Israel
----------------------------------------------------------------------------------------------------------------------
Dana Bar-Or Tepper          Employee of a           2,280,             1,030            1,250             0.00%
13 Mozes St., Tel-Aviv,   subsidiary of the
Israel                         company
----------------------------------------------------------------------------------------------------------------------
Amir Fishler                   Employee             10,000             10,000             0                 0
13 Mozes St., Tel-Aviv,
Israel
----------------------------------------------------------------------------------------------------------------------
Shirley Yakobi             Former Employee          1,053               553              500              0.00%
13 Mozes St., Tel-Aviv,
Israel
----------------------------------------------------------------------------------------------------------------------
Yael Rottelman            Former consultant          417                417               0                 0
13 Mozes St., Tel-Aviv,
Israel
----------------------------------------------------------------------------------------------------------------------

(1)   Includes options to purchase ordinary shares, whether or not exercisable within 60 days.

(2)   Such number excludes (i) 2,842,400 shares currently held by the Company, out of which 42,400 are registered for issuance under the Registration
      Statement of which this Prospectus is a part; and (ii) 318,756 shares held by Elscint Limited, a subsidiary of the Company (out of 524,187 shares held by Elscint Limited), with respect to which Elscint Limited does not have any voting rights.

                                       21

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, donees, assignees or transferees may sell any or all of the ordinary shares for value at any time or from time to time under this reoffer prospectus in one or more transactions on the Nasdaq National Market or any stock exchange, market or trading facility on which the ordinary shares are traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

    o    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    o    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    o    an exchange distribution in accordance with the rules of the applicable exchange;

    o    privately negotiated transactions;

    o    underwritten offerings;

    o    short sales;

    o    agreements by the broker-dealer and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

    o    a combination of any such methods of sale; or

    o    any other method permitted by applicable law.

         The selling shareholders may also sell shares under Rule 144 under the
Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

         Unless otherwise prohibited, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling shareholders.
The selling shareholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling shareholders sell shares short, they may redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or financial institutions which require

                                       22

the delivery to the broker-dealer or the financial institution of the shares.
The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling shareholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling shareholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders and any broker-dealers that participate in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the ordinary shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

         There is no assurance that the selling shareholders will sell all or any portion of the ordinary shares offered under this reoffer prospectus.

                                  LEGAL MATTERS

         The validity of the ordinary shares being offered by this reoffer prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy,
Greenberg & Co., Tel-Aviv, Israel.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this re-offer prospectus have been audited by Brightman Almagor &
Co., a member firm of Deloitte Touche Tohmatsu independent auditors and have been incorporated herein in reliance upon their reports with respect thereto, given upon the authority of such firm as experts in accounting and auditing. In its report, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent accountants, namely (i)
Kost, Forer, Gabbay and Kasierer, A Member of Ernst & Young Global (as it
relates to the consolidated financial statements of Gamida Cell Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2004); (ii)
Mazars Paardekooper Hoofman (as it relates to the financial statements of BEA
Hotels N.V. included in the Annual Report on Form 20-F for the year ended
December 31, 2004); and (iii) KPMG Hungaria Kft. (as it relates to the consolidated balance sheets of Plaza Centers (Europe) B.V. and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, in each case, included in the Annual
Report on Form 20-F for the year ended December 31, 2004).

                                       23

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of
Directors and Officers" (see below), we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the
Securities Act of 1933 and is therefore unenforceable.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act of
1934, as amended, and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the
Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.
In addition, copies may be obtained (at prescribed rates) at the regional offices of the Commission located at Northwestern Atrium Center, 500 West
Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670
Wilshire Boulevard, Los Angeles, California 90036. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The following documents previously filed by us with the Commission are incorporated in this Prospectus by reference:

         (1) Our Annual Report, Form 20-F, as filed with the Commission on June
30, 2005 ("Annual Report on Form 20-F");

         (2) Our Current Reports on Form 6-K, as filed with the Commission on
August 3, August 22, September 12, September 13, October 27, November 17,
November 21, November 23, December 6, December 8, December 13, December 20,
December 22, and December 29, 2005, and our Current Report on Form 8-K filed on
August 24, 2005;

          (3) The description of the our ordinary shares, par value NIS 1.0 per share, contained in Item 14 of our Annual Report on Form 20-F, filed with the
SEC on November 22, 1996; and

         All reports and other documents that we file pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold are incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and documents.

         Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to Elbit Medical Imaging Ltd. at 13 Mozes Street,
Tel-Aviv 67442, Israel. Our telephone number is (972-3)- 608-6010 and our fax number is (972-3) 695-3080.

                                       24

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

         (1) Our Annual Report, Form 20-F, as filed with the Commission on June
30, 2005 ("Annual Report on Form 20-F");

         (2) Our Current Reports on Form 6-K, as filed with the Commission on
August 3, August 22, September 12, September 13, October 27, November 17,
November 21, November 23, December 6, December 8 and December 13, December 20,
December 22, and December 29, 2005, and our Current Report on Form 8-K filed on
August 24, 2005;

         (3) The description of the our ordinary shares, par value NIS 1.0 per share, contained in Item 14 of our Annual Report on Form 20-F, filed with the
SEC on November 22, 1996 ; and

         (4) All documents subsequently filed by us pursuant to Sections 13(a),
13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this
Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      General. The Company's Articles of Association set forth the following provisions regarding the grant of exemption, insurance and indemnification to any director and/or officer of the Company, all subject to the provisions of the
Israeli Companies Law:

          Exemption -- The Company may prospectively exempt any director and officer of the Company from liability, in whole or in part, for damages sustained due to a breach by the director and/or officer of such director's and/or officer's duty of care to the Company. A recent amendment to the
    Israeli Companies Law prohibits a company to exempt any of its directors and officers in advance from its liability towards such company for the breach of its duty of care in distribution as defined in the Israeli Companies Law
    (including distribution of dividend and purchase of such company's shares).

          Insurance -- The Company may subscribe for insurance of liability of any director and officer of the Company imposed on such director and/or officer due to an act performed by such director and/or officer in such director's and/or officer's capacity as a director and/or officer of the

                                       25

    Company, in any of the following:

             (i) Breach by the director and/or officer of such director's and/or officer's duty of care to the Company or to any other person;

             (ii) Breach of the director's and/or officer's fiduciary duty to the Company, provided that the director and/or officer acted in good faith and had reasonable grounds to believe that the act would not prejudice the interest of the Company;

             (iii) Monetary liability imposed upon a director and/or officer in favor of a third party;

             (iv) Any other event in respect of which an insurance of a director and/or officer is and/or may be permitted.

           Indemnification -- The Company may prospectively undertake to indemnify a director and/or officer of the Company, with respect to liability or expense set forth hereunder, incurred by such director and/or officer for an act performed by such director and/or officer in such director's and/or officer's capacity as a director and/or officer of the
    Company, provided that the prospective indemnification undertaking shall be limited to certain events that in the opinion of the board of directors of the Company are foreseeable at the time of issuance of the prospective indemnification undertaking and to an amount that the Company board of directors has determined that is a reasonable amount under the circumstances.

     The Company may retroactively indemnify a director and/or officer of the
Company with respect to liability or expense set forth hereunder, imposed on such director and/or officer for an act performed by such director and/or officer in such director's and/or officer's capacity as an director and/or officer of the Company. The Company's Articles of Association also provide that, subject to the Israeli Companies Law, the Company can give a prospective indemnification undertaking or a retroactive indemnification, as referred to above, may be issued or granted, as the case may be, with respect to the following matters:

          (i) Monetary liability imposed upon an officer in favor of a third party by a judgment, including a settlement judgment approved by court or an arbitrator's award approved by court;

          (ii) Reasonable litigation expenses, including attorney's fees, incurred by or charged to a director and/or officer by court, in proceedings brought against the director and/or officer by the Company or on its behalf or by a third party, or a criminal charge from which the director and/or officer was acquitted or for a criminal charge in which such officer was convicted of an offense not requiring proof of criminal intent;

          (iii) Other liability or expense for which it is or may be permissible to indemnify a director and/or officer.

      The aggregate indemnification amount paid to directors and officers of the
Company pursuant to prospective undertake to indemnify a director and an officer of the Company as described above, or a Director of the Other Company, as described below, shall not exceed the lower of (i) 25% of the shareholders'
equity of the Company as of the date of actual payment by the Company of the indemnification amount (as set forth in the Company's most recent

                                       26

consolidated financial statements prior to such payment); and (ii) US$40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by the Company, with respect to matters covered by such indemnification.

     The Company is also authorized to grant indemnification, either prospectively or retroactively, to any person, including a director and an officer of the Company who officiates or officiated on behalf of or at the request of the Company as a director of another company of which the Company is either directly or indirectly a shareholder or in which it has any other interest whatsoever ("Director of the Other Company"), subject to certain limitations.

      Prohibition on the grant of exemption, insurance and indemnification --
The Israeli Companies Law provides that a company may not give insurance, indemnification nor exempt its directors and/or officers from their liability in the following events:

          (i) a breach of the fiduciary duty vis-a-vis the company;

          (ii) an intentional or reckless breach of the duty of care, except if such breach of duty of care was made in negligence;

          (iii) an act done with the intention of unduly deriving a personal profit; or

          (iv) a fine imposed on the officer.

      Insurance of directors and officers. The Company purchased an insurance policy for the coverage of liability of its directors and officers, including as directors or officers of our subsidiaries, for a one-year period beginning on
October 31, 2004 and ending on October 31, 2005. Such policy covers a total liability of $40 million per occurrence and during the duration of the policy, which represents the overall directors and officers' liability policy covering the directors and officers of Europe-Israel and companies controlled thereby.
The premium paid by the Company with respect to this insurance policy was approximately $196,000, representing its share of the total premium of $589,000 paid for the overall policy for Europe-Israel. The coverage of such policy also includes acts and/or omissions performed by previous directors and officers of the Company for a one-year period beginning on October 31, 2004 and ending on
October 31, 2005 without any retroactive limitation and subject to the terms of the policy.

      Exemption of directors and officers. The Company shareholders approved on
February 21, 2001 to prospectively exempt directors and officers of the Company
(other than the controlling shareholder of the Company at that time) from their liability for damages sustained due to a breach by them of their duty of care to the Company, all in accordance with the Israeli Companies Law.

      Indemnification of directors and officers. In accordance with the Company shareholders resolution adopted on February 21, 2001, the Company has undertaken to indemnify its directors and officers to the fullest extent permitted by the
Israeli Companies Law and the Company Articles of Association. The following principles shall apply to the prospective indemnification undertaking with respect to the Company directors and officers:

           1. The aggregate indemnification amount, paid to directors and officers of the Company pursuant to prospective undertake to indemnify a director and an officer of the Company, or a

                                       27

    Director of the Other Company, shall not exceed the lower of (i) 25% of the shareholders' equity of the Company as of the date of actual payment by the
    Company of the indemnification amount (as set forth in the Company's most recent consolidated financial statements prior to such payment); and (ii)
    US$40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by the Company, with respect to matters covered by such indemnification.

          2. The undertaking to prospectively indemnify shall apply (subject to any limitations or restrictions under law) to the following events that, in the opinion of the board of directors of the Company , are foreseeable at the date of the board of directors' resolution on the grant of prospective undertaking to indemnify:

          (i) Any issuance of securities, including without limitation, a public offering pursuant to a prospectus, a private offering, the issuance of bonus shares or any offer of securities in any other manner;

          (ii) A "Transaction" within the meaning of Section 1 of the Companies
    Law, including without limitation a transfer, sale or purchase of assets or liabilities, including securities, or the grant or receipt of a right to any of the foregoing, and any act directly or indirectly involved in such
    "Transaction";

          (iii) Report or notice filed in accordance with the Companies Law or the Israeli Securities Law of 1968, including regulations promulgated thereunder, or in accordance with rules or instructions prevailing on an
    Israeli stock exchange or a stock exchange outside of Israel, or any law of another country regulating similar matters and/or the omission to act accordingly;

          (iv) Amendment to the Company's structure or its reorganization or any resolution with respect to such matters, including without limitation, a merger, split, change in the Company's capital structure, incorporation of subsidiaries, dissolution or sale thereof, issuance or distribution;

          (v) The making of any statement, including a bona fide statement or opinion made by an officer of the Company in such capacity, including during meetings of the Board of Directors or any committee thereof;

          (vi) An act in contradiction to the articles or memorandum of association of the Company; and

          (vii) Any of the foregoing events relating to the capacity of such officer as an officer of a corporation controlled by the Company or otherwise affiliated therewith.

                                       28

ITEM 8.   EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit No.     Description
         -----------     -----------
         4.1             Memorandum of Association of Elbit Medical Imaging Ltd.
                         (incorporated herein by reference to the Company's
                         Annual Report on Form 20-F, filed with the Securities
                         and Exchange Commission on November 22, 1996).

         4.2             Articles of Association (English translation) of Elbit
                         Medical Imaging Ltd. (incorporated herein by reference
                         to the Company's Annual Report on Form 20-F, filed with
                         the Securities and Exchange Commission on November 22,
                         1996).

         4.3             2001 Incentive Plan to Employees and Officers, as
                         amended (incorporated by reference from the Company's
                         Form S-8 (File No. 333-117509), filed with the
                         Securities and Exchange Commission on July 20, 2004).

         5.1             Opinion of Gross, Kleinhendler, Hodak, Halevy,
                         Greenberg & Co. with respect to the legality of the
                         ordinary shares being registered.

         23.1            Consent of Brightman Almagor.

         23.2            Consent of KPMG Hungaria Kft

         23.3            Consent of Kost, Forer, Gabbay & Kasierer

         23.4            Consent of Mazars Paardekooper Hoofman

         23.5            Consent of Gross, Kleinhendler, Hodak, Halevy,
                         Greenberg & Co. (contained in the opinion filed as
                         Exhibit 5.1 to this Registration Statement)

         24.1            Powers of Attorney (included on the signature page)

                                       29

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ELBIT MEDICAL IMAGING LTD., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bnei-Brak, State of
Israel, on January 3, 2006.

                                               ELBIT MEDICAL IMAGING LTD.

         By:/s/ Shimon Yitzhaki                   By:/s/ Mordechay Zisser
            ---------------------                    ----------------------
         Shimon Yitzhaki                          Mordechay Zisser
         President and Chief Financial Officer    Executive Chairman of the
                                                  Board of Directors

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Shimon Yitzhaki and Mordechay Zisser, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration
Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                       Title                      Date
          ---------                       -----                      ----

/s/ Mordechay Zisser            Executive Chairman of the
---------------------------     Board of Directors              January 3, 2006
Mordechay Zisser

/s/ Shimon Yitzhaki             President, Chief Financial      January 3, 2006
---------------------------     Officer and Director
Shimon Yitzhaki

/s/ Rachel Lavine               Director                        January 3, 2006
---------------------------
Rachel Lavine

                                       30

                                Director                        January  , 2006
---------------------------
Joshua (Shuki) Forer

                                Director                        January  , 2006
---------------------------
David Rubner

/s/ Zvi Tropp                   External Director               January 3, 2006
---------------------------
Zvi Tropp

/s/ Yosef Apter                 External Director               January 3, 2006
---------------------------
Yosef Apter

Authorized Representative in the United States:

ELSCINT, INC.
                                                                January 3, 2006

By: /s/ Shimon Yitzhaki        /s/ Uri Levin
    --------------------------------------------
Name:  Shimon Yitzhaki             Uri Levin

                                       31